Aames Mortgage Trust 2002-2

Mortgage Pass-Through Certificates

June 25, 2003 Distribution

Contents

	TABLE OF CONTENTS

			Page

	1.	Contents	1
	2.	Certificate Payment Report	2
	3.	Collection Account Report	8
	4.	Credit Enhancement Report	11
	5.	Collateral Report	12
	6.	Delinquency Report	15
	7.	REO Report	18
	8.	Prepayment Report	19
	9.	Prepayment Detail Report	22
	10.	Realized Loss Report	23
	11.	Realized Loss Detail Report	26
	12.	Triggers, Adj. Rate Cert. and Miscellaneous Report	27

		Total Number of Pages	27

	CONTACTS

		Administrator: Tim Avakian
		Direct Phone Number: (714)247-6279
		Address: Deutsche Bank
		1761 E. St. Andrew Place, Santa Ana, CA 92705

		Web Site: https://www.corporatetrust.db.com/invr
		Factor Information: (800) 735-7777
		Main Phone Number: (714) 247-6000

ISSUANCE INFORMATION

Seller:	Aames Capital Corporation		Cut-Off Date: December 1, 2002
Certificate Insurer(s):			Closing Date: December 12, 2002
			First Payment Date: January 27, 2003
Servicer(s):	Countrywide Home Loans, Inc. Master Servicer

			Distribution Date: June 25, 2003
Underwriter(s):	Morgan Stanley & Co. Inc Lead Underwriter		Record Date: May 30, 2003
	Lehman Brothers Underwriter
	Countrywide Securities Underwriter
	Greenwich Capital Markets, Inc. Underwriter
Page 1 of 27	© COPYRIGHT 2003 Deutsche Bank